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                                                                     EXHIBIT (d)




                                 June 1, 1999



Wyndham International, Inc.
1950 Stemmons Freeway, Suite 6001
Dallas, TX  75207

Patriot American Hospitality, Inc.
1950 Stemmons Freeway, Suite 6001
Dallas, TX  75207

     Re: The Restructuring of Wyndham International, Inc., and Patriot American Hospitality, Inc.

Ladies and Gentlemen:

     This opinion is delivered to you in our capacity as counsel to Wyndham International, Inc., a Delaware corporation ("Wyndham"), and Patriot American Hospitality, Inc., a Delaware corporation ("Patriot"), in connection with the issuance of a new series of preferred stock of Wyndham to investors including affiliates of each of Apollo Real Estate Management III, L.P., Apollo Management IV, L.P., Thomas H. Lee Equity Fund IV, L.P., Beacon Capital Partners, L.P., and Strategic Real Estate Investments I, LLC (the "Investment") and the related restructuring of Wyndham and Patriot (the "Restructuring"), including the exchange by certain holders of Wyndham preferred stock of their preferred stock for Wyndham Class A common stock (the "Preferred Stock Exchange"), the reverse stock split undertaken by Wyndham and Patriot with respect to their paired shares (the "Reverse Stock Split"), the merger of a newly created, wholly owned subsidiary of Wyndham into Patriot with Patriot as the surviving corporation (the "Merger"), the contribution of interests in Wyndham International Operating Partnership, L.P. and/or Patriot American Hospitality Partnership, L.P. (the "Operating Partnerships"), by certain holders of such interests, to Wyndham in exchange for Wyndham common stock (the "OP Unit Exchange"), and the transaction, which



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Wyndham International, Inc.
Patriot American Hospitality, Inc.
June 1, 1999
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may occur under certain circumstances, in which Wyndham common stock is exchanged for the stock of the subsidiaries specified in paragraph 6 of Exhibit A of the securities purchase agreement for the Investment (the "Securities Purchase Agreement") held by certain partners of Patriot American Hospitality Partnership, L.P. (the "D-Sub Stock Exchange"), all as more fully described in the proxy statement, as amended, filed with the Securities and Exchange Commission pursuant to Section 14(a) of the Securities and Exchange Act of 1934 in connection with the Investment and Restructuring (the "Proxy"). The Investment and the Restructuring are referred to collectively as the "Transactions."

     This opinion relates to the qualification of the Preferred Stock Exchange as a reorganization under Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the "Code"), the taxation of the Reverse Stock Split to holders of paired shares, and the qualification of the Merger, the OP Unit Exchange and the D-Sub Stock Exchange (if it occurs) for treatment under Code
Section 351.

     For purposes of this opinion, we have reviewed and relied upon the Securities Purchase Agreement and the exhibits thereto, the Proxy and the exhibits thereto, the charters of Wyndham and Patriot as currently in effect, and the limited partnership agreements of the Operating Partnerships as currently in effect (the "Documents"). In addition, in rendering our opinion we have relied upon certain statements, factual representations and warranties made by Wyndham and Patriot set forth in a representation letter provided to us by Wyndham and Patriot in connection with the preparation of this opinion. We have assumed that such statements, representations and warranties are true, correct, complete and not breached and will continue to be so through the completion of the Transactions, that no actions that are inconsistent with such statements, representations and warranties will be taken, and that all statements, representations and warranties made to "the best knowledge of" any person or with similar qualification are and will be true, correct and complete as if made without such qualification.

     We also have assumed (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (v) the conformity to the final documents of all documents submitted to us as drafts, and (vi) the accuracy and completeness of all records made available to us. In addition, we have assumed (i) each of the
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Wyndham International, Inc.
Patriot American Hospitality, Inc.
June 1, 1999
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proposals submitted to the stockholders of Wyndham and/or Patriot pursuant to the Proxy will be approved by stockholders, (ii) the Transactions will be consummated in accordance with the Documents, as described in the Proxy and without the occurrence of any condition or other provision or the waiver of a condition or other provision that would adversely affect our opinion, (iii) Wyndham and Patriot will each comply with the reporting obligations with respect to the Transactions required under the Code and the Treasury Regulations thereunder, (iv) the Documents are valid and binding in accordance with their terms, and (v) none of the persons who receive stock of Wyndham pursuant to the Investment, the Merger, the OP Unit Exchange or the D-Sub Exchange (the "Transferors") has or will have a plan or intention or has entered or will enter into a binding agreement to sell shares of Wyndham that would cause the Transferors to lose "control" of Wyndham within the meaning of Code Section 368(c) (and such assumption would continue to be true if the Transferors were deemed to include any persons who acquire preferred stock of Wyndham upon exercise of certain transferable stock rights proposed to be issued following the Transactions, as described in the Proxy).

     Any inaccuracy in, or breach of, any of the aforementioned statements, representations, warranties and assumptions or any change after the date hereof in applicable law could adversely affect our opinion. No ruling has been or will be sought from the Internal Revenue Service by Wyndham or Patriot as to the federal income tax consequences of any aspect of the Transactions.

     For purposes of this opinion, the term "U.S. Person" means a person described in Code Section 7701(a)(30) that is not subject to special treatment under the Code with respect to its participation in the Transactions.

     Based upon and subject to the foregoing, as well as the limitations set forth below, it is our opinion, under presently applicable federal income tax law, that:

     (1) the Preferred Stock Exchange will qualify as a reorganization within the meaning of Code Section 368(a)(1)(E);

     (2) holders of paired shares will not recognize gain or loss as a result of the Reverse Stock Split;

     (3) the recognition of gain or loss upon the exchange of all of the Patriot common stock and preferred stock for Wyndham common stock and cash pursuant to the Merger; the exchange of interests in Wyndham International Operating Partnership, L.P. for Wyndham common stock and cash and the exchange of interests in Patriot American Hospitality Partnership, L.P. for Wyndham common stock and cash pursuant to the OP Unit
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Wyndham International, Inc.
Patriot American Hospitality, Inc.
June 1, 1999
Page 4

          Exchange; and the exchange of the stock of the subsidiaries specified in paragraph 6 of Exhibit A of the Securities Purchase Agreement for Wyndham common stock pursuant to the D-Sub Stock Exchange (if it occurs) by U.S. Persons that participate in such exchanges will be governed by Code Section 351(a) and (b), except as otherwise required by Code Sections 304, 357(c) and 751(a) and except in the case of persons who receive only cash and no stock of Wyndham in such exchanges; and

     (4) the discussion set forth in the Proxy under the heading "Federal Income Tax Consequences," to the extent that it constitutes statements of, or legal conclusions regarding, federal income tax law, is accurate in all material respects.

                                 *     *     *

     No opinion is expressed as to any matter not specifically addressed above. Also, no opinion is expressed as to the tax consequences of the Transactions under any foreign, state or local tax law. Furthermore, our opinion is based on current federal income tax law and administrative practice, and we do not undertake to advise you as to any changes after the date hereof in federal income tax law or administrative practice that may affect our opinion.



                              Very truly yours,

                              /s/ GOODWIN, PROCTER & HOAR LLP


                              Goodwin, Procter & Hoar  LLP